China Architectural Engineering Announces Completion of Majority Stake Acquisition of Shanghai ConnGame and New Chairman of Board

ZHUHAI, China & NEW YORK, August 24, 2010 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a provider of design, engineering, fabrication and installation services of high-end building envelope systems, today announced that the Company has completed its acquisition of 60% ownership of Shanghai ConnGame Network Ltd. (“ConnGame”), an MMORPG (Massively Multiplayer Online Role Playing Game) developer and operator, in exchange for 25 million shares of the Company's common stock.  The acquisition of ConnGame was conducted through the acquisition of a 60% ownership in New Crown Technology, Inc., ConnGame’s 100% parent.

ConnGame, founded and led by experienced management in China’s online game industry, develops MMORPGs for operation in China.  Leveraging its innovative game engines, scalable development platforms, and accomplished production teams, ConnGame focuses on self-developed MMORPGs game titles that are based on China’s iconic characters and nostalgic epochs.

The Company also announced today that the Company’s board of directors has appointed Mr. Jun Tang as a member and as the chairman of the board of directors of the Company, effective as of the closing of the acquisition, which occurred on August 18, 2010.   Immediately prior to the effective time of Mr. Jun Tang’s appointment, Luo Ken Yi resigned as the chairman of the board of directors, but remains a member of the board.

Mr. Jun Tang, the new chairman of CAE, commented, “It’s my great honor to be appointed as the chairman of the board of CAE.  I am very excited about this opportunity to return to the gaming industry and to quickly develop and grow CAE’s new business. It is my duty and goal to work closely with my team and members of the board to build a strong management team, strengthen our execution capabilities and further enhance our communication with investors to grow and expand our company.

“With the completion of this acquisition, we envision CAE taking greater advantage of our core architectural engineering and design market, and more importantly, capturing China’s large and rapidly growing online game market. We will strengthen our business model by diversifying our revenue stream, as well as eliminating unprofitable business segments. I am convinced that CAE and ConnGame share a common culture of technical excellence.  Therefore, I am confident that the integration of our businesses and technologies will drive business growth and operational efficiency for CAE and ultimately create higher shareholder value.

“I would also like to express my deep appreciation to the former chairman of CAE, Mr. Luo Ken Yi, for his dedication, professionalism and leadership during his tenure. He has made outstanding contributions to CAE and we sincerely thank him for his hard work, both in the past and in the future as he continues to serve as a member of the board.”

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a provider of design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed over one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

About Shanghai ConnGame

Shanghai ConnGame, founded and led by experienced management in China’s online game industry, develops MMORPGs for operation in China.  Leveraging its innovative game engines, scalable development platforms, and accomplished production teams, ConnGame focuses on self-developed MMORPGs game titles that are based on China’s iconic characters and nostalgic epochs.

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, difficulties in moving into the online gaming market; the Company’s ability to integrate the management, personnel and operations of the Company and ConnGame; required Company payments under the waiver agreement and ability to maintain the conditions of the bondholder waiver and dilution from the potential adjustment to the conversion price of the bonds for non-compliance with the waiver; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting, potential claims or litigation that may result from the occurrence of restatements, ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com